Exhibit 99.2

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE INCREASES DIVIDEND 8.0%

Increases Quarterly Dividend from $0.25 to $0.27 per Share

DeRidder, LA – February 19, 2020 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced that its Board of Directors has increased the quarterly dividend by 8.0%.

The Board of Directors declared a quarterly cash dividend of $0.27 per share, payable on March 27, 2020 to shareholders of record as of March 13, 2020.

Over the past six years, the Company has paid $4.48 in regular dividends and $18.25 in extraordinary dividends per share.

Additional information on the Company’s fourth quarter and 2019 full year earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.